                    MANAGEMENT STATEMENT REGARDING COMPLIANCE
          WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010 Fund, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund, and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and
(c) of Rule 17f-2 as of September 30, 2007, and from July 31, 2007 (date of our last examination) through September 30, 2007.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 30, 2007 and from July 31, 2007 (date of our last examination) through September 30, 2007, with respect to securities reflected in the investment accounts of the Funds.

SCHWAB CAPITAL TRUST

/s/ Randall W. Merk                                        January 25, 2008
-----------------------------------------             --------------------------
RANDALL W. MERK                                          DATE
PRESIDENT AND CHIEF EXECUTIVE OFFICER


/s/ George Pereira                                         January 25, 2008
-----------------------------------------              -------------------------
GEORGE PEREIRA                                           DATE
PRINCIPAL FINANCIAL OFFICER AND TREASURER

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Trustees of
Schwab Capital Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010 Fund, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund, and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter collectively referred to as the "Funds") complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of September 30, 2007. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examinations.

Our examinations were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of September 30, 2007 (without prior notice to management), and with respect to agreement of security purchases and sales for the period from July 31, 2007 (date of our last examination), through September 30, 2007:

     - Review of the Funds' underlying mutual fund investments at September 30, 2007 recorded on the books and records of Charles Schwab & Co, Inc. ("CSC") in its capacity as depositary for Brown Brothers Harriman, the Funds' custodian on such date.

     - Confirmation of CSC's omnibus accounts for the underlying mutual fund investments at September 30, 2007, and for a sample of days during the period from July 31, 2007 to September 30, 2007, with Boston Financial Data Services ("BFDS").

     - Review of CSC's reconciliation of their books and records to the omnibus accounts for the underlying mutual fund investments to the books and records of BFDS, at September 30, 2007, and for a sample of days during the period from July 31, 2007 to September 30, 2007, in all material respects.

     - Agreement of the Funds' underlying mutual fund investments at September 30, 2007 recorded on the books and records of the Funds to the books and records of CSC.

     - Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from July 31, 2007 through September 30, 2007 from the books and records of the Funds to the books and records of CSC.

     We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds' compliance with specified requirements.

     In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 30, 2007 with respect to mutual fund investments reflected in the investment accounts of the Funds is fairly stated, in all material respects.

     This report is intended solely for the information and use of management, the Board of Trustees of Schwab Capital Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


     /s/ PricewaterhouseCoopers LLP
     ------------------------------
     PricewaterhouseCoopers LLP
     San Francisco, California
     January 25, 2008

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:       Date examination completed:

                              811-7704               September 30, 2007

2.    State Identification Number:

AL           --        AK    60036878     AZ      13076            AR    60008422        CA    505-6972        CO     IC 1993 06 160
CT     214153          DE    3149         DC      60009290         FL        --          GA    SC-MF-019938    HI           --
ID     45975           IL    60005106     IN      93-0319 IC       IA    I-34553         KS    1996S0000067    KY     60005040
LA     115305          ME    202648       MD      SM19950826       MA    95-0438         MI    928265          MN     R-36652.1
MS     MF-95-07-106    MO    1993-00496   MT      33571            NE    29,687          NV         --         NH           --
NJ     BEM-1167        NM    11440        NY      S27-32-26        NC    3181            ND    N129            OH     58892
OK     SE-2159005      OR    1995-665-1   PA      1993-05-025MF    RI        --          SC    MF9250          SD     6517
TN     RM06-3688       TX    C 48139      UT      004-8656-45      VT    7/24/95-14      VA    116961          WA     60014080
WV     BC 30435        WI    303932-03    WY      18237            PUERTO RICO                 S-16021

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:       Date examination completed:

                              811-7704               September 30, 2007

2.    State Identification Number:

AL           --        AK    60039730      AZ     20205           AR     60008428      CA     505-6972         CO     IC 1993 06 160
CT     214160          DE    339           DC     60009385        FL         --        GA     SC-MF-019938     HI           --
ID     49355           IL    60005106      IN     93-0319 IC      IA     I-41482       KS     1998S0001357     KY     60005040
LA     115305          ME    213755        MD     SM19981147      MA         --        MI     924329           MN     R-36652.1
MS     MF-98-08-129    MO    1993-00496    MT     39119           NE     35,612        NV          --          NH           --
NJ     BEM-1167        NM    4944          NY     S30-55-49       NC     3181          ND     V578             OH     58892
OK     SE-2159008      OR    2006-1136     PA     1993-05-025MF   RI         --        SC     MF11533          SD     15702
TN     RM06-3688       TX    C 56104       UT     004-8656-45     VT     5/07/98-01    VA     116961           WA     60020838
WV     MF 32088        WI    349089-03     WY     18237           PUERTO RICO                 S-19466

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS -- ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:       Date examination completed:

                              811-7704               September 30, 2007

2.    State Identification Number:

AL           --        AK    60036879     AZ      13077           AR    60008421       CA     505-6972       CO      IC 1993 06 160
CT     214151          DE    3150         DC      60009291        FL        --         GA     SC-MF-019938   HI            --
ID     45978           IL    60005106     IN      93-0319 IC      IA    I-34554        KS     1996S0000069   KY      60005040
LA     115305          ME    202647       MD      SM19950827      MA    95-0423        MI     928266         MN      R-36652.1
MS     MF-95-07-083    MO    1993-00496   MT      33573           NE    29,680         NV     --             NH            --
NJ     BEM-1167        NM    15784        NY      S27-32-28       NC    3181           ND     N130           OH      58892
OK     SE-2159006      OR    2006-1134    PA      1993-05-025MF   RI        --         SC     MF9261         SD      6516
TN     RM06-3688       TX    C 48129      UT      004-8656-45     VT    7/24/95-13     VA     116961         WA      60014088
WV     BC 30436        WI    303935-03    WY      18237           PUERTO RICO                 S-16019

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS -- CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:       Date examination completed:

                              811-7704               September 30, 2007

2.   State Identification Number:

AL          --         AK    60034922     AZ      13078            AR    60008420     CA    505-6972       CO      IC 1993 06 160
CT     214152          DE    3151         DC      60009292         FL        --       GA    SC-MF-019938   HI             --
ID     45976           IL    60005106     IN      93-0319 IC       IA    I-34555      KS    1996S0000068   KY      60005040
LA     115305          ME    202646       MD      SM19950820       MA    95-0424      MI    928267         MN      R-36652.1
MS     MF-95-07-080    MO    1993-00496   MT      33572            NE    29,681       NV         --        NH             --
NJ     BEM-1167        NM    15782        NY      S31-76-61        NC    3181         ND    N131           OH      58892
OK     SE-2159007      OR    2006-1135    PA      1993-05-025MF    RI        --       SC    MF9260         SD      6518
TN     RM06-3688       TX    C 48130      UT      004-8656-45      VT    7/24/95-15   VA    116961         WA      60014083
WV     BC 30437        WI    303933-03    WY      18237            PUERTO RICO              S-16002

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:       Date examination completed:

                              811-7704               September 30, 2007

2.    State Identification Number:

AL           --      AK     60055522     AZ      41146            AR    60017063         CA    505-6972      CO     IC 1993 06 160
CT     1032978       DE     45697        DC      60023975         FL          --         GA    SC-MF-019938  HI           --
ID     58399         IL     60005106     IN      93-0319 IC       IA    I-60273          KS    2005S0001037  KY     60012844
LA     113534        ME     10008613     MD      SM20051285       MA          --         MI    945077        MN     R-36652.1
MS     60038625      MO     1993-00496   MT      54740            NE    63529            NV        --        NH           --
NJ     BEM-2865      NM     20224        NY      S31-22-20        NC    3181             ND    AR190         OH     59037
OK     SE-2149190    OR     2005-808     PA      1993-05-025MF    RI          --         SC    MF15894       SD     34178
TN     RM06-3660     TX     C 77192      UT      006-9580-98      VT    6/29/05-30       VA    116961        WA     60039059
WV     MF 52718      WI     495564-03    WY      18237            PUERTO RICO                  S-29569

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB RETIREMENT INCOME FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:       Date examination completed:

                              811-7704               September 30, 2007

2.    State Identification Number:

AL           --       AK     60055518     AZ      41142            AR    60017059        CA    505-6972      CO      IC 1993 06 160
CT     1032982        DE     45693        DC      60023971         FL          --        GA    SC-MF-019938  HI            --
ID     58395          IL     60005106     IN      93-0319 IC       IA    I-60269         KS    2005S0001033  KY      60012844
LA     113534         ME     10008609     MD      SM20051289       MA          --        MI    945073        MN      R-36652.1
MS     60038621       MO     1993-00496   MT      54741            NE    63,524          NV        --        NH            --
NJ     BEM-2865       NM     20223        NY      S31-22-19        NC    3181            ND    AR186         OH      59037
OK     SE-2149186     OR     2005-804     PA      1993-05-025MF    RI          --        SC    MF15893       SD      34179
TN     RM06-3660      TX     C 77193      UT      006-9580-98      VT    6/29/05-31      VA    116961        WA      60039055
WV     MF 52719       WI     495560-03    WY      18237            PUERTO RICO                 S-29570

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2010 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:       Date examination completed:

                              811-7704               September 30, 2007

2.    State Identification Number:

AL           --       AK     60055519     AZ      41143            AR    60017060      CA      505-6972       CO      IC 1993 06 160
CT     1032981        DE     45694        DC      60023972         FL         --       GA      SC-MF-019938   HI            --
ID     58396          IL     60005106     IN      93-0319 IC       IA    I-60270       KS      2005S0001034   KY      60012844
LA     113534         ME     10008610     MD      SM20051288       MA         --       MI      945074         MN      R-36652.1
MS     60038622       MO     1993-00496   MT      54742            NE    63525         NV           --        NH            --
NJ     BEM-2865       NM     20222        NY      S31-22-18        NC    3181          ND      AR187          OH      59037
OK     SE-2149187     OR     2005-805     PA      1993-05-025MF    RI         --       SC      MF15892        SD      34177
TN     RM06-3660      TX     C 77194      UT      006-9580-98      VT    6/29/05-32    VA      116961         WA      60039056
WV     MF 52720       WI     495561-03    WY      18237            PUERTO RICO                 S-29571

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2020 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:       Date examination completed:

                              811-7704               September 30, 2007

2.    State Identification Number:

AL          --      AK     60055521       AZ      41144            AR    60017062        CA     505-6972      CO     IC 1993 06 160
CT    1032980       DE     45695          DC      60023974         FL           --       GA     SC-MF-019938  HI          --
ID    58398         IL     60005106       IN      93-0319 IC       IA     I-60272        KS     2005S0001036  KY     60012844
LA    113534        ME     10008612       MD      SM20051290       MA           --       MI     945076        MN     R-36652.1
MS    60038624      MO     1993-00496     MT      54744            NE     63527          NV         --        NH          --
NJ    BEM-2865      NM     20221          NY      S31-22-16        NC     3181           ND     AR188         OH     59037
OK    SE-2149188    OR     2005-807       PA      1993-05-025MF    RI           --       SC     MF15891       SD     34176
TN    RM06-3660     TX     C 77195        UT      006-9580-98      VT     6/29/05-33     VA     116961        WA     60039058
WV    MF 52721      WI     495563-03      WY      18237            PUERTO RICO                  S-29572

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2030 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:       Date examination completed:

                              811-7704               September 30, 2007

2.   State Identification Number:

AL            --        AK     60055520     AZ      41145            AR    60017061      CA    505-6972      CO     IC 1993 06 160
CT      1032979         DE     45696        DC      60023973         FL          --      GA    SC-MF-019938  HI           --
ID      58397           IL     60005106     IN      93-0319 IC       IA    I-60271       KS    2005S0001035  KY     60012844
LA      113534          ME     10008611     MD      SM20051291       MA          --      MI    945075        MN     R-36652.1
MS      60038623        MO     1993-00496   MT      54743            NE    63528         NV        --        NH           --
NJ      BEM-2865        NM     20220        NY      S31-22-17        NC    3181          ND    AR189         OH     59037
OK      SE-2149189      OR     2005-806     PA      1993-05-025MF    RI          --      SC    MF15890       SD     34175
TN      RM06-3660       TX     C 77196      UT      006-9580-98      VT    6/29/05-34    VA    116961        WA     60039057
WV      MF 52722        WI     495562-03    WY      18237            PUERTO RICO                S-29573

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2040 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104